UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO/A

(Rule 14d-100)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

(Amendment No. 2)

EnerNOC, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, $0.001 Par Value Per Share

(Title of Class of Securities)

292764107

(CUSIP Number of Common Stock Underlying Class of Securities)

Timothy G. Healy

Chief Executive Officer

EnerNOC, Inc.

75 Federal Street

Suite 300

Boston, Massachusetts 02110

(617) 224-9900

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications On Behalf of Filing Person)

Copy to:

Thomas R. Burton, III

Pamela B. Greene

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts  02111

(617) 542-6000

CALCULATION OF REGISTRATION FEE

Transaction Valuation*	Amount of Filing Fee**
$3,119,341.25	$122.59

*

Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all options to purchase shares of the issuer’s common stock that may be eligible for exchange in this offer will be tendered pursuant to this offer. These options cover an aggregate of 1,102,471 shares of the issuer’s common stock and have an aggregate value of $3,119,341.25 as of December 18, 2008, calculated based on a binomial lattice option pricing model.

**

The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals $39.30 per $1,000,000 of the aggregate amount of the Transaction Valuation (or .00003930 of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☒

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $122.59	Filing Party: EnerNOC, Inc.

Form or Registration No.: 005-83637	Date Filed: December 19, 2008

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer).

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer).

EXPLANATORY NOTE

This Amendment No. 2 to Schedule TO (the “Amendment”) amends and supplements the Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on December 19, 2008, as amended and supplemented by Amendment No. 1 thereto filed with the SEC on December 22, 2008 (collectively, the “Schedule TO”), by EnerNOC, Inc., a Delaware corporation (the “Company”), wherein the Company offered to exchange certain outstanding eligible option grants to purchase shares of the Company’s common stock, par value $0.001 per share, issued to employees, executive officers and directors for new option grants, on the terms and subject to the conditions described in the Offer to Exchange, dated December 19, 2008 (the “Offer to Exchange”).

This Amendment is made to revise Item 12 (Exhibits) in its entirety and Exhibit (a)(1)(A) to the Schedule TO, and unaffected items are not included herein. Except as specifically set forth herein, this Amendment does not modify any of the information previously reported in the Schedule TO.

Item 12.       Exhibits.

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants dated December 19, 2008, as amended on January 14, 2009

(a)(1)(B)*	Form of E-Mail Announcement of Offer to Exchange

(a)(1)(C)*	Election Form

(a)(1)(D)*	Form of Eligible Option Information Sheet

(a)(1)(E)*	Notice of Withdrawal

(a)(1)(F)*	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form and Eligible Option Information Sheet

(a)(1)(G)*	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)*	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer

(a)(1)(I)*	Form of Communication to Eligible Optionholders Rejecting the Election Form and Eligible Option Information Sheet Under the Exchange Offer

(a)(1)(J)*	Form of Communication to Eligible Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer

(a)(1)(K)*	Form of Reminder E-Mail to Eligible Optionholders

(a)(1)(L)*	Employee PowerPoint Presentation

(a)(1)(M)	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 28, 2008 (SEC File No. 001-33471) and incorporated herein by reference

(a)(1)(N)

Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Securities and Exchange Commission on November 13, 2008 (SEC File No. 001-33471) and incorporated herein by reference

(a)(1)(O)**	Form of E-Mail sent to Eligible Optionholders on December 22, 2008

(b)	Not applicable

(d)(1)

Amended and Restated 2003 Stock Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(2)

Form of Incentive Stock Option Agreement under the Amended and Restated 2003 Stock Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on February 12, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(3)

Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2003 Stock Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on February 12, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(4)

2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(5)

Form of Incentive Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(6)

Form of Non-Qualified Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(g)	Not applicable

(h)	Not applicable

*	Previously filed with the Schedule TO filed with the Securities and Exchange Commission on December 19, 2008, and incorporated herein by reference.
**	Previously filed with Amendment No. 1 to the Schedule TO filed with the Securities and Exchange Commission on December 22, 2008, and incorporated herein by reference.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

EnerNOC, Inc.

By:	/s/ Timothy G. Healy
Name:	Timothy G. Healy
Title:	Chief Executive Officer

Date:	January 14, 2009

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants dated December 19, 2008, as amended on January 14, 2009

(a)(1)(B)*	Form of E-Mail Announcement of Offer to Exchange

(a)(1)(C)*	Election Form

(a)(1)(D)*	Form of Eligible Option Information Sheet

(a)(1)(E)*	Notice of Withdrawal

(a)(1)(F)*	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form and Eligible Option Information Sheet

(a)(1)(G)*	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)*	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer

(a)(1)(I)*	Form of Communication to Eligible Optionholders Rejecting the Election Form and Eligible Option Information Sheet Under the Exchange Offer

(a)(1)(J)*	Form of Communication to Eligible Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer

(a)(1)(K)*	Form of Reminder E-Mail to Eligible Optionholders

(a)(1)(L)*	Employee PowerPoint Presentation

(a)(1)(M)	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 28, 2008 (SEC File No. 001-33471) and incorporated herein by reference

(a)(1)(N)

Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Securities and Exchange Commission on November 13, 2008 (SEC File No. 001-33471) and incorporated herein by reference

(a)(1)(O)**	Form of E-Mail sent to Eligible Optionholders on December 22, 2008

(b)	Not applicable

(d)(1)

Amended and Restated 2003 Stock Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(2)

Form of Incentive Stock Option Agreement under the Amended and Restated 2003 Stock Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on February 12, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(3)	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2003 Stock

Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on February 12, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(4)

2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(5)

Form of Incentive Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(6)

Form of Non-Qualified Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(g)	Not applicable

(h)	Not applicable

*	Previously filed with the Schedule TO filed with the Securities and Exchange Commission on December 19, 2008, and incorporated herein by reference.
**	Previously filed with Amendment No. 1 to the Schedule TO filed with the Securities and Exchange Commission on December 22, 2008, and incorporated herein by reference.